Exhibit 99.1

Marvell Appoints Rajiv Ramaswami to its Board of Directors

SANTA CLARA, Calif. — July 23, 2025 — Marvell Technology, Inc. (NASDAQ: MRVL), a leader in data infrastructure semiconductor solutions, today announced the appointment of Rajiv Ramaswami, President and Chief Executive Officer of Nutanix, to its Board of Directors, effective July 22, 2025.

“Rajiv is an accomplished technology executive with deep expertise spanning software, cloud services, network infrastructure, and semiconductors,” said Matt Murphy, Marvell’s Chairman and CEO. “His leadership and strategic perspective will be invaluable as we continue to advance our position as the leading supplier of data infrastructure semiconductor solutions. We are excited to welcome Rajiv to our board.”

Ramaswami brings more than three decades of technology industry leadership to Marvell. He has served as President and CEO of Nutanix, a global leader in cloud software, since 2020. Previously, he was Chief Operating Officer of Products and Cloud Services at VMware. He also held senior leadership roles at Broadcom, Cisco, Nortel, Tellabs, and IBM.

Ramaswami holds a B.Tech in Electrical Engineering and Computer Science from the Indian Institute of Technology, Madras, and both an M.S. and Ph.D. in Electrical Engineering and Computer Science from the University of California, Berkeley.

About Marvell

To deliver the data infrastructure technology that connects the world, we’re building solutions on the most powerful foundation: our partnerships with our customers. Trusted by the world’s leading technology companies for over 30 years, we move, store, process and secure the world’s data with semiconductor solutions designed for our customers’ current needs and future ambitions. Through a process of deep collaboration and transparency, we’re ultimately changing the way tomorrow’s enterprise, cloud, automotive, and carrier architectures transform—for the better.

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This press release contains forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future events, results or achievements. Actual events, results or achievements may differ materially from those contemplated in this press release. Forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict, including those described in the “Risk Factors” section of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed by us from time to time with the SEC. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and no person assumes any obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, contact:

Investors

Ashish Saran

ir@marvell.com

Media

Kim Markle

pr@marvell.com